Exhibit 10.15

November 9, 2015

Via Email

Grace Wang
c/o Wilmer J. Harris, Esq.

Re:    Terms of Transition, Separation and Consultancy

Dear Grace:

This letter confirms the agreement (“Agreement”) between you ("Employee") and Green Dot Corporation (the “Company,” and collectively with you, the “Parties”) concerning the terms of your transition to your new role as SVP Corporate Finance and Business Intelligence and then separation from employment at the end of this year, followed by your services as a consultant for a defined period as detailed below, and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.
1.Separation from Employment: As you know, the Parties have agreed upon the terms under which your employment will continue through the Transition Period (defined below), after which your employment with the Company will come to an end.
2.    Continued Employment; Other Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, and following the Effective Date (as defined below) of this Agreement, the Company agrees to both continue your employment, and provide you with separation benefits, on the following terms:
a.    Separation Date: Your last day of employment with the Company will be January 1, 2016 (the “Separation Date”).
b.    Transition Period and Services: Between now and the Separation Date (the “Transition Period”), you will carry out transition services pursuant to the following terms and conditions:
(i)    The Company will continue to pay you, in accordance with the Company’s regular payroll practices, your regular base salary ($400,000 annualized) (the “Base Salary”) less applicable federal and state payroll withholdings, and you will continue to be eligible to participate in your existing Company benefits, including participation in the Company-sponsored health benefits plan and continued vesting of your equity, to the fullest extent allowed by the governing plans, agreements, or policies. Subject to Sections 2(c)(ii) and 6 below, your equity vesting will cease on the Separation Date. The Base Salary and Company benefits will not be subject to reduction during the Transition Period;

Terms of Transition, Separation and Consultancy

(ii)    You will have the title of Senior Vice President, Corporate Finance and Business Intelligence;
(iii)    You will report directly to the acting Chief Financial Officer (“CFO”) Mark Shifke;
(iv)    You will provide transition services and other duties, as may reasonably be requested by the Company;
(v)    Your security clearance and associated access rights to Company systems will be modified to be appropriate for your new role and duties; and
(vi)    You will be eligible for a 2015 executive bonus, under terms and conditions that are consistent and commensurate with the terms and conditions afforded to other similarly situated/peer executives for 2015, and pursuant to the same criteria that applied to you when you were the Company’s CFO. Should those executives receive a bonus, Employee will also receive a bonus commensurate with those received by similarly situated/peer executives. You will not be eligible to earn or receive a 2016 bonus of any kind. If awarded, your 2015 bonus will be payable no later than March 15, 2016.
c.    Separation Benefits: Provided that you comply with the terms and conditions of the Transition Period outlined in Section 2(b) and carry out your transition services cooperatively, and otherwise comply fully with your obligations under this Agreement, (including Section 9) then in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Separation Date, and your other promises herein, the Company agrees to provide you with the following:
(i)    Consultancy: Pursuant to the terms of the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”), the Company agrees to engage you as a consultant from January 2, 2016 through July 31, 2016 (the “Consultancy”). During the term of the Consultancy you will be paid a monthly consulting fee of $33,333.33, to be paid at the end of each month in which services are rendered. You will not be eligible for any other compensation or benefits, including equity vesting, during the Consultancy, and for avoidance of doubt, the maximum aggregate gross compensation for which you are eligible during the Consultancy is $233,333.31.
(ii)    Acceleration of RSUs: The Company agrees to fully accelerate the vesting of your then unvested RSUs (as defined below) pursuant to the terms of Section 6 below.
(iii)    COBRA: The Company will reimburse the costs of the insurance premiums you pay to continue your existing insurance benefits as is, including health and dental benefits until the earlier of: (i) May 31, 2017; or (ii) the date you become covered for comparable coverage through a new employer. The Company will offer whatever assistance is necessary to ensure the timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance

Terms of Transition, Separation and Consultancy

plan, and your eligibility for reimbursement under this Section is conditioned upon such a timely election. .
By signing below, you acknowledge that you are receiving the release consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.
3.    Final Pay: On the Separation Date, the Company will pay you for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement
4.    Return of Company Property: You hereby warrant to the Company that, no later than the termination of the Consultancy, you will return your laptop and Company phone to the Company, as well as any Company documents or records that are currently in your possession.
5.    Proprietary Information: You hereby acknowledge that you are bound by the attached Employee Inventions and Confidentiality Agreement (Exhibit C hereto), and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in Exhibit C, that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company. You further confirm that you will deliver to the Company, no later than the Separation Date, all documents and records containing or pertaining to such Proprietary Information and that you will not take with you any such documents or records or any reproduction thereof.
6.    Equity: Pursuant to your equity agreements with the Company and the Company’s 2010 Stock Plan (hereafter collectively referred to as the “Equity Agreements”), you were granted: (i) an option to purchase an aggregate of 100,000 shares of the Company’s common stock (the “Option”); and (ii) 127,040 restricted stock units (“RSUs”). During the Transition Period, the Option and RSUs will continue to vest according to the terms of the Equity Agreements; however, all vesting will cease as of the Separation Date. As of the Separation Date, 56,760 RSUs will be fully vested and 70,280 RSUs will be unvested (the “Unvested RSUs”), and 50,000 shares subject to the Option will be fully vested and 50,000 shares will be unvested. In consideration of the agreements and commitments made by you herein, on the Separation Date all of the Unvested RSUs shall have their vesting accelerated, with subsequent settlement in shares to occur upon the effective date of the Second Release, provided that the Second Release becomes effective within the same taxable year that the Unvested RSUs vested. Your rights concerning the Option and RSUs will continue to be governed by the Equity Agreements.

Terms of Transition, Separation and Consultancy

7.    General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, promissory estoppel, detrimental reliance, misrepresentation, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment, your separation of employment or your offer letter with the Company dated August 27, 2013, claims under the Sarbanes-Oxley Act of 2002, claims under the Dodd-Frank Wall Street Reform and Consumer Protection Act, claims under California Labor Code § 1102.5 and any other laws and/or regulations relating to whistleblowing or retaliation, claims under California Labor Code § 970, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.Except as to such rights or claims as may be created by this Agreement, to the fullest extent permitted by law, the Company, and Steve Streit hereby release and waive any claims, demands, and causes of action they may have against you, whether known or not known, heretofore or hereafter arising out of, or connected with, or incidental to your employment with the Company, including without limitation on the generality of the foregoing, any and all claims or actions the Company, and Steve Streit may have for breach of any implied, written or oral contract, breach of any implied covenant of good faith and fair dealing, breach of any oral or written promise, claims arising out of or relating to your duties under Exhibit C or otherwise arising out of or relating to your destruction, use and/or retention of Company business information or data during your employment, claims for defamation, intentional infliction of emotional distress, fraud, and for any claim, right, or action arising from any other federal, state or municipal statute.

Terms of Transition, Separation and Consultancy

c.By signing below, the Parties expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
d.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.    Covenant Not to Sue:
a.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.    To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which the Company may now have, have ever had, or may in the future have against you, which is based in whole or in part on any matter released by this Agreement.
c.    Nothing in this section shall prohibit you from filing a charge or complaint with a government agency. However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes arising out of this Agreement between you and the Company shall be resolved through arbitration as provided below.
d.    Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

Terms of Transition, Separation and Consultancy

9.    Cooperation: Both during and, if necessary, following the Transition Period, you agree to cooperate reasonably with the Company concerning any investigative or litigation matters, government investigations or government proceedings that may arise and about which you may have relevant information.
10.    Prospective Employer Inquiries: Both prior to and following the Separation Date, all inquiries made to the Company by your prospective employers shall be directed to the Company’s then-current CFO or Acting CFO, who shall disclose only your dates of employment and positions held with the Company.
11.    Section 409A Savings Clause: Notwithstanding anything to the contrary, the parties agree to the following terms and conditions with respect to consideration payable under this Agreement:
a.    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations thereunder. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.
b.    Any termination of your employment on the Separation Date is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”). If any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of your separation from service during a period in which you are a “specified employee” of the Company, then (1) if the payment is a lump sum, your right to receive the payment will be delayed until the earlier of your death or the first day of the seventh month following your Section 409A “separation from service,” and (2) if the payment is payable over time, your right to receive any amounts otherwise payable within the six-month period immediately following your Section 409A “separation from service” will be delayed and accrued and such accrued amounts will be paid in a single lump sum on the earlier of your death or the first day of the seventh month following your Section 409A “separation from service.”
c.    All reimbursements and in-kind benefits provided under this Agreement that are includible in your federal gross taxable income shall, to the extent subject to Section 409A of the Code, be made or provided in accordance with requirements of Section 409A of the Code, and shall be made subject to the following limitations (in addition to any others set forth in Section 3): (1) any reimbursement shall solely relate to expenses incurred prior to December 31, 2015, (2) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year

Terms of Transition, Separation and Consultancy

may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
d.    Any right you have to a series of installment payments under this agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.
12.    Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Pasadena, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
13.    Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
14.    Confidentiality: The Parties to this Agreement warrant and represent that the terms of this Agreement are strictly confidential. The contents, terms and conditions of this Agreement may not be voluntarily discussed with anyone or disclosed to any other person or entity, except to your spouse and to the Parties’ attorneys and accountants, to the Company’s employees for purposes of carrying out the terms of this Agreement or as required by any prima facie valid court order or subpoena or otherwise as required by law, including with respect to filing this Agreement with the Securities and Exchange Commission. The Parties agree that if either party is asked for information concerning this Agreement, that party will state only that the Parties reached an amicable resolution of any disputes concerning your separation from the Company. This applies not only to Ms. Wang but to all current board members, attorneys of the Company, and any Company employees involved in carrying out the terms of this Agreement.
15.    No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of you or Releasees, or you or their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
16.    Complete and Voluntary Agreement: This Agreement, together with Exhibits A through C hereto and the Equity Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and

Terms of Transition, Separation and Consultancy

agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
17.    Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
18.    Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
19.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
20.    Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. This offer will automatically expire if not accepted by you with the review period. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Section 2 will be provided only at the end of that seven (7) day revocation period.

Terms of Transition, Separation and Consultancy

21.    Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not reovked the Agreement as of that time (the “Effective Date”).
If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above. I wish you the best in your future endeavors.
Sincerely,

Green Dot Corporation

By: /s/ Steve Streit
Steve Streit, CEO, on behalf of Green Dot Corporation and in his individual capacity

I hereby agree to the above:

/s/ Grace Wang         Date: November 9, 2015
Grace Wang

EXHIBIT A

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Grace Wang (“Employee”) and Green Dot Corporation (the “Company”) (collectively, “the parties”).
WHEREAS, on November 9, 2015, Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A);
WHEREAS, on January 1, 2016, Employee’s employment with the Company terminated (the “Separation Date”);
WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and
WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company;
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.
1.Acknowledgment of Payment of Wages: By her signature below, Employee acknowledges that, on the Separation Date, the Company paid her for all wages, salary, vacation, bonuses, commissions, reimbursable expenses, and any similar payments due her from the Company as of the Separation Date. By signing below, Employee acknowledges that the Company does not owe her any other amounts, except as may become payable under the Separation Agreement and the Second Release.
2.Return of Company Property: Employee hereby warrants to the Company that she will return her laptop and Company phone to the Company at the termination of the Consultancy, as well as any Company documents or records that are currently in her possession. .
3.Consideration: In exchange for Employee’s agreement to this Second Release and her other promises in the Separation Agreement and herein, the Company agrees to provide Employee with the consideration set forth in Section 2(d) of the Separation Agreement. By signing below, Employee acknowledges that she is receiving the consideration in exchange for waiving her rights to claims referred to in this Second Release and she would not otherwise be entitled to the consideration.
4.General Release and Waiver of Claims:
a.    The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of his/her employment with the

Company or his/her separation from the Company, including pursuant to the Separation Agreement. To the fullest extent permitted by law, Employee hereby releases and waives any claims s/he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, promissory estoppel, detrimental reliance, misrepresentation, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment, separation of employment or Employee’s offer letter with the Company dated August 27, 2013, claims under the Sarbanes-Oxley Act of 2002, claims under the Dodd-Frank Wall Street Reform and Consumer Protection Act, claims under California Labor Code § 1102.5 and any other laws and/or regulations relating to whistleblowing or retaliation, claims under California Labor Code § 970, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.    Except as to such rights or claims as may be created by this Agreement, to the fullest extent permitted by law, the Company, and Steve Streit hereby release and waive any claims, demands, and causes of action they may have against you, whether known or not known, heretofore or hereafter arising out of, or connected with, or incidental to your employment with the Company, including without limitation on the generality of the foregoing, any and all claims or actions the Company, and Steve Streit may have for breach of any implied, written or oral contract, breach of any implied covenant of good faith and fair dealing, breach of any oral or written promise, claims arising out of or relating to your duties under Exhibit C to the Separation Agreement or otherwise arising out of or relating to your destruction, use and/or retention of Company business information or data during your employment, claims for defamation, intentional infliction of emotional distress, fraud, and for any claim, right, or action arising from any other federal, state or municipal statute.
c.    By signing below, the Parties expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
d.    Employee and the Company do not intend to release claims that she may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this release shall be determined by an arbitrator under the procedures set forth in the arbitration clause in the Separation Agreement.
5.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which s/he may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release.
b.To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which the Company may now have, have ever had, or may in the future have against Employee, which is based in whole or in part on any matter released by this Second Release.
c.Nothing in this section shall prohibit Employee from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict his/her right to file such administrative complaints. However, Employee understands and agrees that, by entering into this Second Release, s/he is releasing any and all individual claims for relief, and that any and all subsequent disputes between Employee and the Company shall be resolved through arbitration as provided in the Separation Agreement.
d.Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
6.Mutual Nondisparagement: Employee agrees that she will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this section shall prohibit Employee from providing truthful information in response to a subpoena or other legal process. The Company agrees that its current officers and members of its board of directors will not disparage Employee with any written or oral statement.
7.Review of Second Release: Employee understands that she may take up to twenty-one (21) days to consider this Second Release and, by signing below, affirms that she was advised to consult with an attorney prior to signing this Second Release. Employee also understands that she may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to her pursuant to Section 2(d) of the Separation Agreement will be provided only at the end of that seven (7) day revocation period.

8.Effective Date: This Second Release is effective on the eighth (8th) day after Employee signs it, provided she has not revoked it as of that time (the “Effective Date”).
9.Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Arbitration, Governing Law, Section 409A Savings Clause and Attorneys’ Fees.

Dated:____________________	________________________________ Name: Steve Streit Title: CEO For the Company and in his individual capacity

Dated:____________________	________________________________ Grace Wang

EXHIBIT B
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is entered into as of January 2, 2016 (the “Effective Date”), between Green Dot Corporation (“Company”) and Grace Wang (“Consultant”).
Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.
THEREFORE, the parties agree as follows:
1.    SERVICES
1.1    Performance of Services. Consultant will perform transitional and other duties as requested by the Company.
2.    PAYMENT
2.1    Fees. Consultant shall not be entitled to payment, reimbursement of expenses or any other form of remuneration for any services performed under this Agreement, other than what is set forth in Section 2(d)(i) of the Separation Agreement to which this Agreement is attached as Exhibit B (the “Separation Agreement”).
3.    RELATIONSHIP OF THE PARTIES
3.1    Independent Contractor. Consultant is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Company and Consultant. Consultant has no authority to bind Company by contract or otherwise. Consultant will perform Services under the general direction of Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.
3.2    No Employee Benefits. Other than as set forth in the Separation Agreement, Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits.
4.    OWNERSHIP
4.1    Disclosure of Work Product. Consultant will, as an integral part of its performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”). Consultant Work Product includes without limitation any Deliverables that Consultant delivers to Company pursuant to Section 1.3.
4.2    Ownership of Consultant Work Product. Consultant and Company agree that, to the fullest extent permitted by applicable law, each item of Consultant Work Product will be a work made for hire owned exclusively by Company. Consultant agrees that, regardless of whether an item of Consultant Work Product is a work made for hire, all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.
4.3    Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”
4.4    Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty- free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.
5.    CONFIDENTIAL INFORMATION
For purposes of this Agreement, “Confidential Information” means and will include: (i) any information, materials or knowledge regarding Company and its business, financial condition, products, programming techniques, customers, suppliers, technology or research and development that is disclosed to Consultant or to which Consultant has access in connection with performing Services; (ii) the Consultant Work Product; and (iii) the terms and conditions of this Agreement. Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of Consultant; (b) was rightfully in Consultant’s possession at the time of disclosure, without restriction as to use or disclosure; or (c) Consultant rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure. Consultant agrees to hold all Confidential Information in strict confidence, not to use it in any way, commercially or otherwise, except in performing Services, and not to disclose it to others. Consultant further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information.

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6.    WARRANTIES
6.1    No Pre-existing Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of its obligations under this Agreement.
6.2    Performance Standard. Consultant represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.
6.3    Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.
6.4    Agreements with Consultant Personnel. Consultant represents and warrants that all Consultant personnel who perform Services are and will be bound by written agreements with Consultant under which: (i) Consultant owns or is assigned exclusive ownership of all Consultant Work Product; and (ii) Consultant personnel agree to limitations on the use and disclosure of Confidential Information no less restrictive than those provided in Section 5.
7.    TERM AND TERMINATION
7.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in force and effect until October 31, 2016.

7.2    Termination for Breach. Either party may terminate this Agreement (including all Statements of Work) if the other party breaches any material term of this Agreement. In accordance with Paragraph 8.5 of this Agreement, any dispute regarding whether a party has breached a material term of this Agreement shall be determined by an arbitrator under the procedures set forth in Paragraph 12 of the Separation Agreement.
8.3    Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; and (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control.
7.4    Survival. The rights and obligations of the parties under Sections 3.2, 3.3, 4, 5, 6.4, 6.5, 7, 8.3, 8.4, 9 and 10 will survive the expiration or termination of this Agreement.
8.    GENERAL
8.1    Assignment. Consultant may not assign or transfer this Agreement, in whole or in part, without Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.
8.2    No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.
8.3    Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by

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injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.
8.4    Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
8.5    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California. Any dispute arising under this Agreement shall be subject to the arbitration clause set forth in Section 12 of the Separation Agreement.
8.6    Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.
8.7    Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.
8.8    Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.

8.9    Entire Agreement. This Agreement, together with the Separation Agreement, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.
9.10    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:
By:
_________________________________
Name:
_________________________________
Title:
_________________________________
Date:
_________________________________

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CONSULTANT:
By:
_________________________________
Name:
_________________________________
Title:
_________________________________
Date:
_________________________________

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